                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          STAR TELECOMMUNICATIONS, INC.
                                    (ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    854923109
                                 (CUSIP NUMBER)

Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109

         (1)      NAMES OF REPORTING PERSON.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Gotel Investments Ltd.

         (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                            British Virgin Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                           (a)      Sole Voting Power: -0-
                           (b)      Shared Voting Power: 1,397,432
                           (c)      Sole Dispositive Power: -0-
                           (d)      Shared Dispositive Power: 1,397,432

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                            1,397,432

         (7)      CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           3.3%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                           00

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          STAR TELECOMMUNICATIONS, INC.
                                    (ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    854923109
                                 (CUSIP NUMBER)

Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109
--------------------

         (1)      NAMES OF REPORTING PERSON.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Global Investments Trust

         (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                            Isle of Guernsey, Channel Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                           (a)      Sole Voting Power: -0-
                           (b)      Shared Voting Power: 1,397,432
                           (c)      Sole Dispositive Power: -0-
                           (d)      Shared Dispositive Power: 1,397,432

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                            1,397,432

         (7)      CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           3.3%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                           00

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          STAR TELECOMMUNICATIONS, INC.
                                    (ISSUER)

                          COMMON STOCK, $0.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                    854923109
                                 (CUSIP NUMBER)

Check the following if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Items 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 854923109
--------------------

         (1)      NAMES OF REPORTING PERSON.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON:

                           Intertrust (Guernsey) Limited

         (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions).

                           (a)
                           (b)

         (3)      SEC USE ONLY

         (4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

                            Isle of Guernsey, Channel Islands

         (5)      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                           (a)      Sole Voting Power: -0-
                           (b)      Shared Voting Power: 1,397,432
                           (c)      Sole Dispositive Power: -0-
                           (d)      Shared Dispositive Power: 1,397,432

         (6)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                            1,397,432

         (7)      CHECK IF THE AGGREGATE AMOUNT IN ROW (6) EXCLUDES CERTAIN SHARES (see Instructions):

         (8)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (6):

                           3.3%

         (9)      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

                           00

                                    854923109
                                 (CUSIP NUMBER)




Item 1(a).        NAME OF ISSUER:

                           STAR Telecommunications, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           223 East De La Guerra St., Santa Barbara, CA 93101

Item 2(a).        NAME OF PERSONS FILING:

                           Gotel Investments Ltd.
                           Global Investment Trust
                           Intertrust (Guernsey) Limited

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                            Gotel Investments Ltd.:  Palm Chambers No. 3, P.O. Box 3152, Road Town, Tortola, Brtish Virgin
                                                     Islands
                           Global Investment Trust:  Francis House, Sir Williams Place, St. Peter Port, Guernsey, Channel
                                                     Islands
                     Intertrust (Guernsey) Limited:  Francis House, Sir Williams Place, St. Peter Port, Guernsey,
                                 Channel Islands

Item 2(c).        CITIZENSHIP:

                            Gotel Investments Ltd.:  British Virgin Islands
                           Global Investment Trust:  Isle of Guernsey, Channel Islands
                     Intertrust (Guernsey) Limited:  Isle of Guernsey, Channel Islands

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, $0.01 par value

Item 2(e).        CUSIP NO.:

                           854923109

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING
                  IS A:

                  (a)      [ ] Broker or Dealer registered under Section 15 of the Act.
                  (b)      [ ] Bank as defined in section 3(a)(6) of the Act.
                  (c)      [ ] Insurance Company as defined in section 3(a)(19) of the Act.
                  (d)      [ ] Investment Company registered under section 8 of the Investment Company Act.
                  (e)      [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.
                  (f)      [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                                 Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
                  (g)      [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)
                  (h)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

Item 4.           OWNERSHIP

                  (a)      Amount Beneficially Owned: 1,397,432
                  (b)      Percent of Class: 3.3%
                  (c)      Number of shares as to which such person has:
                           (i)      sole power to vote or to direct the vote:  -0-
                           (ii)     shared power to vote or to direct the vote: 1,397,432
                           (iii)    sole power to dispose or to direct the disposition of:  -0-
                           (iv)     shared power to dispose or to direct the disposition of: 1,397,432

                                   854923109
                                 (CUSIP NUMBER)




Item 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: [x]

Item 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                   Not Applicable

Item 7.            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                   THE PARENT HOLDING COMPANY:

                   Not Applicable

Item 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   Not Applicable

Item 9.            NOTICE OF DISSOLUTION OF GROUP

                   Not Applicable

Item 10.           CERTIFICATION

                        By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred  to above were  acquired  in the  ordinary  course of business  and were not acquired for the purpose of and do not have the effect of changing or  influencing  the control of the issuer of such  securities and were not acquired in connection  with or as a participant in any  transaction  having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 20, 1999                BY: /s/ WALTER STRESEMANN
                                         ---------------------------------------
                                         Walter Stresemann, Director of
                                         Gotel Investments Ltd.


Date: January 20, 1999                BY: /s/ WALTER STRESEMANN
                                          --------------------------------------
                                          Walter Stresemann, Director of
                                          Intertrust (Guernsey) Limited, Trustee
                                          of the Global Investment Trust


Date: January 20, 1999                 BY: /s/ WALTER STRESEMANN
                                          --------------------------------------
                                          Walter Stresemann, Director of
                                          Intertrust (Guernsey) Limited

                                   854923109
                                 (CUSIP NUMBER)



                                  EXHIBIT INDEX
                                  -------------


                                                                    SEQUENTIALLY
EXHIBIT                                                             NUMBERED
NUMBER                      DESCRIPTION                             PAGE
-------                     -----------                             ------------

  1.    Identification of Members of the Group...........................5

  2.    Joint Reporting Agreement dated January 20, 1999.................6


                               Page 6 of 6 Pages